                                                                  EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                    COLO.COM


        David H. Stanley and Denise St.Onge certify that:

        1. They are the duly elected and acting Secretary and Vice President - Finance, respectively, of COLO.COM, a California corporation.

        2. The Articles of Incorporation of this corporation are hereby restated in full to read as set forth in Exhibit A attached hereto.

        3. The attached restatement of the Articles of Incorporation of this corporation has been duly approved by the Board of Directors of this corporation.

        4. The attached restatement of the Articles of Incorporation has been approved by the holders of the requisite number of shares of this corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of each class entitled to vote with respect to the attached restatement was 13,617,138 shares of Common Stock, 4,261,730 shares of Series A Preferred Stock, 24,500,000 shares of Series B Preferred Stock and 20,408,164 shares of Series C Preferred Stock. The number of shares voting in favor of the attached restatement equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock, a majority of the outstanding shares of Preferred Stock and a majority of the outstanding shares of Series C Preferred Stock. No shares of Series D Preferred Stock were outstanding.

        The undersigned further declare under penalty of perjury that the matters set forth in this certificate are true and correct of their own knowledge.

        Executed at Brisbane, California on April 14, 2000.


                                            /s/ David H. Stanley
                                            ------------------------------------
                                            David H. Stanley, Secretary


                                            /s/ Denise St. Onge
                                            ------------------------------------
                                            Denise St. Onge, Vice President -
                                            Finance

                                    EXHIBIT A

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                    COLO.COM


                                       I.

        The name of this corporation is COLO.COM

                                       II.

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

        This corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is 152,474,439 shares, without par value, of which 100,000,000 shares are Common Stock and 52,474,439 shares are Preferred Stock. The first series of Preferred Stock shall be designated Series A Preferred Stock ("Series A Preferred Stock") and shall consist of 5,250,000 shares. The second series of Preferred Stock shall be designated Series B Preferred Stock ("Series B Preferred Stock") and shall consist of 24,500,000 shares. The third series of Preferred Stock shall be designated Series C Preferred Stock ("Series C Preferred Stock") and shall consist of 21,000,000 shares. The fourth Series of Preferred Stock shall be designated Series D Preferred Stock ("Series D Preferred Stock") and shall consist of 1,724,439 shares.

                                       IV.

        The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

            A. Dividends. The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled, when and if declared by the board of directors of the corporation, to dividends out of assets of the corporation legally available therefor at the rate of $0.04 per share of Series A Preferred Stock, $0.04 per share of Series B Preferred Stock, $0.784 per share of Series C Preferred Stock and $1.20 per share of Series D Preferred Stock per annum (8%). Dividends on the Preferred Stock shall be payable in preference



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

and prior to any payment of any dividend on the Common Stock of the corporation. Thereafter, the holders of Common Stock and Preferred Stock shall be entitled, when and if declared by the board of directors of the corporation, to dividends out of assets of the corporation legally available therefor, provided, however, that no such dividend may be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend is declared or paid on all outstanding shares of Common Stock and Preferred Stock, and provided further that the dividend on any series of any Preferred Stock shall be payable at the same rate per share as would be payable on the shares of Common Stock or other securities into which such series of Preferred Stock is convertible immediately prior to the record date of such dividend. The right to dividends on shares of the Common Stock and Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

            B. Liquidation Preference.

                1. Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, the holders of the Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Series A Preferred Stock, the Series B Preferred Stock or the Common Stock an amount equal to $9.80 per share of Series C Preferred Stock (the "Series C Original Purchase Price") and $15.00 per share of Series D Preferred Stock (the "Series D Original Purchase Price"), plus a further amount equal to any dividends declared but unpaid on such shares. The Series C Preferred Stock and Series D Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. After the payment of such amounts to the holders of the Series C Preferred Stock and Series D Preferred Stock, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock, an amount equal to $0.50 per share of Series A Preferred Stock (the "Series A Original Purchase Price") and $0.50 per share of Series B Preferred Stock (the "Series B Original Purchase Price"), respectively, plus a further amount equal to any dividends declared but unpaid on such shares. The Series A Preferred Stock and Series B Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event.

            If upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation are insufficient to provide for the cash payment described above to the holders of the Series C Preferred Stock and Series D Preferred Stock, then the entire amount of the assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and Series D Preferred Stock in such a manner that the amount to be distributed to each holder of Series C Preferred Stock and Series D Preferred Stock shall equal the amount obtained by multiplying the entire remaining assets and funds of the corporation legally available for distribution to such holders by a fraction, the numerator of which shall be the sum of the products obtained by multiplying the number of shares of Series C Preferred Stock and Series D Preferred Stock then held by the holder by the respective liquidation preference of each such series of Preferred Stock, and the denominator of which shall be the sum of the products obtained by



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

multiplying the total then outstanding number of shares of Series C Preferred Stock and Series D Preferred Stock by the respective liquidation preference of each such series of Preferred Stock.

            If upon such liquidation, dissolution or winding up of the corporation, and after the cash payment described above to the holders of the Series C Preferred Stock and Series D Preferred Stock, the remaining assets of the corporation are insufficient to provide for the cash payment described above to the holders of the Series A Preferred Stock and the Series B Preferred Stock, then the remaining assets shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in such a manner that the amount to be distributed to each holder of Series A Preferred Stock and Series B Preferred Stock shall equal the amount obtained by multiplying the entire remaining assets and funds of the corporation legally available for distribution to such holders by a fraction, the numerator of which shall be the sum of the products obtained by multiplying the number of shares of Series A Preferred Stock and Series B Preferred Stock then held by the holder by the respective liquidation preference of each such series of Preferred Stock, and the denominator of which shall be the sum of the products obtained by multiplying the total then outstanding number of shares of Series A Preferred Stock and Series B Preferred Stock by the respective liquidation preference of each such series of Preferred Stock.

                2. Distribution after Payment of Liquidation Preference. After payment has been made to the holders of the Preferred Stock of the full preferential amount set forth in Section B.1 above, the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock in a manner such that the amount distributed to each holder of Common Stock shall equal the amount obtained by multiplying the entire assets and funds of the corporation legally available for distribution pursuant to this Section B.2 by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock then held by the holder, and the denominator of which shall be the sum of the total number of shares of Common Stock then outstanding.

                3. Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

                4. Consolidation or Merger. A consolidation or merger of the corporation with or into any other corporation or corporations or other entity or person, or any consolidation or merger of any other entity into the corporation, or a sale of all or substantially all of the assets of the corporation, or any other corporate reorganization, transaction or series of related transactions in which the holders of the corporation's voting securities prior to such transaction or series of related transactions hold less than 50% of the corporation's voting securities upon the closing of such transaction or series of related transactions, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section B.

                5. Noncash Distributions. If any of the assets of the corporation are to be distributed other than in cash under this Section B or for any purpose, then the board of directors of the corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock. The corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the stockholders shall be valued as follows:

                    (A) If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange, or the last reported sale prices on the Nasdaq National Market as the case may be, over the 30-day period ending three (3) trading days prior to the closing;

                    (B) If actively traded over-the-counter (other than on the Nasdaq National Market), the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) trading days prior to the closing; and

                    (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach an agreement, then by independent appraisal by an investment banker hired and paid by the corporation, but acceptable to the holders of at least a majority of the outstanding shares of Preferred stock.

                6. Repurchase of Shares. In connection with repurchases by this corporation of its Common Stock, pursuant to its agreements with certain employees, directors or consultants, Section 502 and 503 of the California General Corporation Law shall not apply in all or in part with respect to such repurchases.

            C. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                1. Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Preferred Stock. Each share of each series of Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock that results from dividing the Conversion Price (as hereinafter defined) per share in effect for such series at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial Conversion Price per share of Series A Preferred Stock shall be $0.50 and the per share Conversion Value of Series A Preferred Stock shall be $0.50. The initial Conversion Price per share of Series B Preferred Stock shall be $0.50 and the per share Conversion Value of Series B Preferred Stock shall be $0.50. The initial Conversion Price per share of Series C Preferred Stock shall be $9.80 and the per share Conversion Value of Series C Preferred Stock shall be $9.80. The initial Conversion Price per share of Series D Preferred Stock shall be $15.00 and the per share conversion Value of Series D Preferred Stock shall be $15.00. The initial Conversion Price of each series shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a series of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series.

                2. Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately (a) in the event that the holders of at least 75% of the outstanding Preferred Stock vote in favor of such conversion, or (b) upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, the aggregate gross proceeds to the corporation of which exceed $40,000,000 and the per share price to the public of which is at least $15.00 (as adjusted for stock splits, dividends and the like) prior to deduction of underwriting commissions and offering expenses.

                3. Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock and shall give written notice to the corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to paragraph C(2) hereof). The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately before the close of business on the date of such surrender of the shares of Preferred Stock to be converted, (except that in the case of an automatic conversion pursuant to paragraph C(2) such conversion shall be deemed to have been made immediately before the closing of the offering referred to in paragraph C(2)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such time.

                4. Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Preferred Stock as determined by the board of directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                5. Adjustment of Conversion Price.

                    (A) Special Definitions. For purposes of this subsection C.5, the following definitions shall apply:

                        (1) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                        (2) "Original Issue Date" shall mean the date on which the first share of Series D Preferred Stock was issued.

                        (3) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                        (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section C.5(C), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                (a) upon conversion of shares of Preferred
Stock;

                                (b) as a dividend or distribution on Preferred
Stock or any event for which adjustment is made pursuant to subparagraph C.5(F) hereof;

                                (c) pursuant to lending or equipment lease
financing transactions approved by the Board of Directors;

                                (d) to directors and employees of, and
consultants to, the corporation in a manner determined by the Board of Directors;

                                (e) with the consent of the holders of 75% of
the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as one class, provided that such consent expressly provides that such issuance shall not be deemed to include Additional Shares of Common Stock; or

                                (f) by way of dividend or other distribution on
shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause(s) (a), (b), (c), (d), (e) or this clause
(f).

                    (B) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock is convertible shall be made, by adjustment in the Conversion Prices of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as applicable, in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Prices of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively, in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock.

                    (C) Deemed Issuances of Additional Shares of Common Stock.

                        (1) Options and Convertible Securities. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with respect to an adjustment of the Conversion Prices for Series B



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

Preferred Stock, Series C Preferred Stock or Series D Preferred Stock unless the consideration per share (determined pursuant to subsection C.5(E) hereof) of such Additional Shares of Common Stock would be less than the Conversion Prices of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                (a) no further adjustment in the Conversion
Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                (b) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                (c) upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                                        1. in the case of Convertible Securities
or Options for Common Stock only the Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of such exercised Options plus the consideration actually received by the corporation upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                                        2. in the case of Options for
Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the corporation (determined pursuant to subsection C.5(E)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                (d) no readjustment pursuant to clause (b) or
(c) above shall have the effect of increasing the Conversion Prices to an amount that exceeds the lower of (i) the Conversion Prices on the original adjustment date, or (ii) the Conversion Prices that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                                (e) in the case of any Options that expire by
their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Prices shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (c) above; and

                                (f) if such record date shall have been fixed
and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Prices that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Prices shall be adjusted pursuant to this subsection C.5(C) as of the actual date of their issuance.

                        (2) Stock Dividends, Stock Distributions and
Subdivisions. In the event the corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend, or make any other distribution on the Common Stock, payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or other than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                                (a) in the case of any such dividend or
distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                                (b) in the case of any such subdivision, at the
close of business on the date immediately prior to the date upon which such corporate action becomes effective.

        If such record date shall have been fixed and such dividend shall not have been paid on the date fixed therefor, the adjustment previously made in the Conversion Prices that became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Prices shall be adjusted pursuant to this subsection C.5(C) as of the time of actual payment of such dividend.

                    (D) Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. In the event the corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection C.5(C), but excluding Additional Shares of Common Stock issued pursuant to subsection C.5(C)(2), which event is dealt with in subsection C.5(F) hereof), without consideration or for a consideration per share less than the Conversion Prices of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively, in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Prices of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, shall be reduced, concurrently with such issue, to prices (calculated to the nearest cent) determined by multiplying each such Conversion Price by a fraction (x) the numerator of which shall be (1) the number of shares of

Common Stock outstanding immediately prior to such issue, plus (2) the number of shares of Common Stock that the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at that Conversion Price, and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued, provided that for the purposes of this subsection C.5(D), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to subsection C.5(C) above, such Additional Shares of Common Stock shall be deemed to be outstanding, and provided further that the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                    (E) Determination of Consideration. For purposes of this subsection C.5, the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                        (1) Cash and Property. Such consideration shall:

                                (a) insofar as it consists of cash, be computed
at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                (b) insofar as it consists of property other
than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                (c) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (b) and (c) above, as determined in good faith by the Board of Directors.

                        (2) Options and Convertible Securities. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection C.5(C)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                (a) the total amount, if any, received or
receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                (b) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (F) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (G) Adjustments for Other Distributions. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the corporation other than shares of Common Stock and other than as otherwise adjusted in this Section C.5, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section C.5 with respect to the rights of the holders of the Preferred Stock.

                    (H) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

                    (I) Reorganization, Mergers, Consolidations, or Sales of Assets. Subject to Section B hereof, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section C) or a merger or consolidation of this corporation with or



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

into another corporation, or the sale of all or substantially all of this corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock held by them, the number of shares of stock or other securities or property of this corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled to on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section C (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                6. No Impairment. The corporation shall not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment. This provision shall not restrict the corporation's right to amend its Article of Incorporation with the requisite shareholder consent.

                7. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section C, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of Preferred Stock.

                8. Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

                9. Reservation of Stock Issuable upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                10. Notices. Any notice required by the provisions of this Section C to be given to the holder of shares of the Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

            D.     Redemption of  Preferred Stock.

                1. At the election of the holders of more than 50% of the Preferred Stock, voting as a single class, the corporation shall redeem the outstanding Preferred Stock in three equal installments; on December 31, 2003, December 31, 2004, and December 31, 2005 (the "Redemption Dates"). Such redemptions shall be at a purchase price equal to the Original Purchase Price (as defined in Section B.1) for such series of Preferred Stock plus declared and unpaid dividends. The corporation shall have no obligation to redeem shares of the Preferred Stock as long as all 13 7/8% Senior Notes due 2010 that the corporation has issued are still outstanding.

                2. In the event insufficient funds are available to redeem all shares of Preferred Stock, the corporation shall effect each such redemption ratably among the holders of the Preferred Stock in such a manner that the amount to be distributed to each holder of Preferred Stock shall equal the amount obtained by multiplying the entire assets and funds of the corporation legally available for redemption by a fraction, the numerator of which shall be the sum of the products obtained by multiplying the number of shares of Preferred Stock then held by the holder by the respective Original Purchase Prices of each such series of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) plus declared and unpaid dividends, if any (the "Redemption Prices"), and the denominator of which shall be the sum of the products obtained by multiplying the total then outstanding number of shares of Preferred Stock by the respective Redemption Price of each such series of Preferred Stock.

                3. In the event sufficient funds are not available to the corporation at any time to meet the corporation's redemption obligations pursuant to this Section D, then the corporation's obligation to redeem shares of Preferred Stock shall be carried over to the succeeding year (subject to the same limitations on payment as set forth above) until all shares of Preferred Stock are redeemed. Any such carried over redemption amount shall be in addition to the redemption amounts otherwise due hereunder. In the event that insufficient funds are available to redeem all shares of Preferred Stock in the three payments contemplated hereby, then the corporation shall continue to make payments, equal to the entire assets and funds of the corporation legally available for redemption, on the 31st day of December of each subsequent year until all such shares have been redeemed. The shares of each series of Preferred Stock that have not been redeemed shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of such series of Preferred Stock until such shares have been redeemed and the redemption price has been paid or set aside with respect thereto.

                4. At least 30 days but no more than 60 days prior to the first Redemption Date, the corporation shall send a notice (a "Redemption Notice") to all holders of Preferred Stock to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates.

                5. On or prior to each Redemption Date, the corporation shall deposit the Redemption Price of all shares to be redeemed on such Redemption Date with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the corporation pursuant to this Section D.5 for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section C hereof no later than the fifth day preceding the Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any funds deposited by the corporation pursuant to this Section D.5 remaining unclaimed at the expiration of one year following such Redemption Date shall be returned to the corporation promptly upon its written request.

                6. On or after such Redemption Date, each holder of shares of Preferred Stock to be redeemed shall surrender such holder's certificate(s) representing such shares to the corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event that less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the corporation is unable to pay the Redemption Price due to not having sufficient legally available funds all rights of the holder of such shares as holder of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Preferred Stock are not redeemed due to a default in payment by the corporation or because the corporation does not have sufficient legally available funds, such shares of Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

            E.     Voting Rights.

                1. General. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of

Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

                2. Election of Directors. At each election of directors, (i) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one member of the corporation's board of directors, (ii) the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect two members of the corporation's board of directors, (iii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the corporation's board of directors and (iv) the remaining directors shall be elected by the holders of Preferred Stock and Common Stock, voting together as a single class. Subject to Section 302 and Section 303 of the California Corporations Code, any director who shall have been elected by a specified group of shareholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such shareholders duly called or by an action by written consent for that purpose. Any vacancy in the board of directors caused by the removal, resignation or death of any such director who shall have been elected by a specified group of shareholders or the declaration by the board of directors that the office of such director is vacant because such director has been declared of unsound mind by a court or convicted of a felony may be filled by, and only by, the vote of the holders of a majority of the shares of such specified group given at a special meeting of such shareholders or by an action by written consent.

            F.     Protective Provisions.

                1. Preferred Stock. So long as 4,000,000 shares of Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the approval of the holders of at least 50% of the outstanding Preferred Stock, take any action that:

                        (A) Increases or decreases the authorized number of shares of Common Stock or Preferred Stock;

                        (B) Results in the redemption of any shares of Common Stock (other than pursuant to equity incentive agreements with service providers giving the corporation the right to repurchase shares upon the termination of services);

                        (C) Results in any merger, other corporate reorganization, sale of control, or other transaction in which holders of the corporation's voting securities prior to such transaction or series of related transactions hold less than 50% of the corporation's voting securities upon the closing of such transaction or series of related transactions, or a sale of all or substantially all of the assets of the corporation; or

                        (D) Results in the payment or declaration of any dividend (other than in Common Stock) on any shares of Common Stock.

                2. Series C Preferred Stock and Series D Preferred Stock. So long as an aggregate of 2,000,000 shares of Series C Preferred Stock and Series D Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the approval of the holders of at least

50% of the outstanding Series C Preferred Stock and Series D Preferred Stock, voting together as one class, take any action that:

                        (A) Alters or changes the rights, preferences or privileges of the Series C Preferred Stock and Series D Preferred Stock;

                        (B) Creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series C Preferred Stock and Series D Preferred Stock; or

                        (C) Amends or waives any provision of the corporation's Articles of Incorporation or Bylaws relative to the Series C Preferred Stock and Series D Preferred Stock.

                3. No Waiver of Section 903. Nothing in this subsection F shall be construed as a waiver of any rights set forth in Section 903 of the California Corporations Code.

            G. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein shall be vested with the Common Stock.

                                       V.

            A. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

            B. Indemnification of Directors and Officers. This corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

            C. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of a director or officer of this corporation relating to acts or omissions occurring prior to such repeal of modification.



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